Exhibit 5.1

OPINION AND CONSENT OF DAVID E. MARTIN, ASSOCIATE GENERAL COUNSEL OF THE COMPANY,
WITH RESPECT TO THE LEGALITY OF THE SECURITIES BEING REGISTERED

July 13, 2010

Progenics Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591

Ladies and Gentlemen:

I have acted as counsel to Progenics Pharmaceuticals, Inc. in connection with the preparation and filing by the Company of a Registration Statement on Form S-8 under the U.S. Securities Act of 1933, as amended, for the registration of an additional 1,000,000 shares of the Company’s Common Stock, $0.0013 par value per share, which may be issued upon exercise of stock options pursuant to the Company’s 1998 Employee Stock Purchase Plan, as amended.

I have examined and am familiar with the originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments, including but not limited to, capitalization opinions rendered by outside counsel regarding the Company’s outstanding Common Stock, as I have deemed necessary or appropriate as a basis for the opinions expressed below.

Based on the foregoing, I am of the opinion that:

   1.  The issuance of such shares under the Plan has been lawfully and duly authorized; and

   2.  When such shares have been issued and delivered in accordance with the terms of the Plan, such shares will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of a person whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

          Very truly yours,

           /s/ David E. Martin